Exhibit 99.1

News Release

International Game Technology Prices

$500 Million of Its 7.50% Notes Due 2019

(Reno, NV — June 10, 2009) —  International Game Technology (NYSE: IGT) today announced that it has priced a registered underwritten public offering of $500 million aggregate principal amount of its 7.50% notes due 2019. The closing of the offering is expected to occur on June 15, 2009, subject to satisfaction of customary market and other closing conditions.

The notes will pay interest semi-annually on each June 15 and December 15 at a rate of 7.50% per year and will mature on June 15, 2019.

IGT expects to use the net proceeds to fund the repurchase or redemption of a portion of its 2.6% senior convertible debentures due December 15, 2036.  The holders of the debentures have the right to require IGT to redeem the debentures for cash on December 15, 2009 or certain later dates, and IGT anticipates that some or all of the holders will exercise this right on December 15, 2009.  As a result, IGT expects to repurchase all or most of the debentures on or before December 15, 2009 in open market, privately negotiated, or structured transactions, depending on market conditions and other factors, using all of the net proceeds from this offering.

Banc of America Securities LLC, Deutsche Bank Securities, Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, RBS Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of the offering.

The offering is being made under an automatic shelf registration statement filed with the Securities and Exchange Commission on March 27, 2009. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made exclusively by means of a prospectus and a related prospectus supplement.

Copies of the preliminary and final prospectus supplements relating to the offering may be obtained by contacting Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Dept., telephone: 1-800-294-1322, E-mail: dg.prospectus_distribution@bofasecurities.com; Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; RBS Securities Inc., telephone: 1-866-884-2071; or Wachovia Capital Markets, LLC , telephone: 1-800-326-5897.

About International Game Technology

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Certain statements in this press release, including statements concerning IGT’s intention to offer its notes and the expected use of the proceeds of the sale of such notes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect IGT’s current views with respect to future events and are based on currently available data and on current business plans. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as changes in interest rates, political instability, or currency exchange rate fluctuations; and regulatory factors such as unfavorable changes in governmental regulations. Additional information regarding these and other factors may be contained in IGT’s filings with the U.S. Securities and Exchange Commission, including without limitation, IGT’s Form 10-K for its fiscal year ended September 30, 2008, and its Form 10-Q for the six months ended March 31, 2009. IGT’s filings are available from the U.S. Securities and Exchange Commission. IGT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SOURCE:	International Game Technology
CONTACT:	Patrick Cavanaugh, Executive Vice President and Chief Financial Officer or Craig Billings, Vice President Corporate Finance/Investor Relations, both of International Game Technology, 1-866-296-4232